Exhibit 99.1

GREENHUNTER ENERGY REPORTS

FISCAL YEAR 2012 FINANCIAL AND OPERATING RESULTS

Annual Revenues up 1,444% to $17.1 million

Positive Adjusted EBITDA in Each Quarter Totaling $5.3 million

169% Increase in Per Share Book Equity At Year-end

818,644 Barrels of Water Injected During Year

GRAPEVINE, TEXAS, APRIL 8, 2013—GreenHunter Energy, Inc. (NYSE MKT: GRH and GRH.PRC), a diversified water resource, waste management and environmental services company specializing in the unconventional oil and natural gas shale resource plays, announced today financial and operating results for the fiscal year ended December 31, 2012.

OPERATIONAL RESULTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2012

New business activities in our water management segment comprised the entirety of our $17.1 million of operating revenues during 2012 compared to water management operating revenues of $1.1 million in 2011. Adjusted EBITDA increased $8.1 million from a negative $2.8 million during fiscal 2011 to $5.3 million during fiscal 2012. Our net loss to common shareholders for fiscal year 2012 was $21.2 million or ($0.73) per common share compared to a net loss of $5.5 million or ($0.22) per common share during 2011. The net loss in 2012 included a non-cash write-down of a legacy renewable asset in the amount of $15.9 million, the Mesquite Lake biomass development project ($0.55 per common share). Management decided to write this asset down to scrap value at year-end.

SOLID PROGRESS IN TOTAL WATER MANAGEMENT SOLUTIONS™

During 2012, GreenHunter Energy’s wholly-owned subsidiary, GreenHunter Water, experienced substantial growth by continuing to build its Total Water Management Solutions™ portfolio of shale water products and services in the unconventional resource plays. The Company further strengthened its dominant position as an owner and operator of commercial salt water disposal (SWD) wells in the Marcellus and Utica Shale plays in Appalachia where it exited the year with over 12,700 barrels per day (BBL/D) of operating permitted disposal capacity and a fleet of 26 water hauling trucks. As the first to operate a barge transloading and bulk storage facility for oilfield brine in Appalachia along the Ohio River, GreenHunter Water plans to bring on additional riverside water treatment and logistics centers during 2013.

Demand for commercial SWD capacity in Oklahoma’s Cana Woodford and Mississippian Lime unconventional resources plays near GreenHunter Water’s existing assets has significantly increased disposal volumes in our two operating commercial disposal facilities. This increase in activity has driven management to identify multiple acquisition targets within the States of Oklahoma and Kansas.

During the fourth quarter of 2012, GreenHunter Water drilled and completed one commercial SWD well in the Eagle Ford Shale play in South Texas. Since the beginning of 2013, three additional SWD wells have been drilled, completed and equipped in South Texas bringing total permitted commercial SWD disposal capacity to 85,000 BBL/D in the region. Meanwhile, the Company’s South Texas fleet of water hauling trucks now total 23 units.

Operating Vacuum Trucks

	1Q2012	2Q2012	3Q2012	4Q2012*
Appalachia	10	20	20	26
South Texas	1	1	1	5
Oklahoma	0	0	0	0

TOTAL	11	21	21	31

*	excludes South Texas transportation acquisition (18 trucks) completed on December 31, 2012.

Owned and Operated Commercial Salt Water Disposal Wells

	1Q2012	2Q2012	3Q2012	4Q2012
Appalachia	3	3	5	7
South Texas	0	0	1	1
Oklahoma	0	3	3	3

TOTAL	3	6	9	11

Permitted Disposal Capacity (Bbl/d)

	1Q2012	2Q2012	3Q2012	4Q2012
Appalachia	6,200	6,200	10,700	12,700
South Texas	0	0	10,000	10,000
Oklahoma	0	20,000	20,000	20,000

TOTAL	6,200	26,200	40,700	42,700

Disposal Volume (Bbls)

	1Q2012	2Q2012	3Q2012	4Q2012
Appalachia	396,834	390,295	443,531	656,916
South Texas	0	0	2,425	68,725
Oklahoma	0	0	103,245	93,003

TOTAL	396,834	390,295	549,201	818,644

IMPROVED CAPITAL STRUCTURE

During 2012, management significantly improved the Company’s Balance Sheet. Previously outstanding Series A and Series B Convertible Preferred Stock and the Series B Debentures were either converted and/or exchanged into common stock and Series C Perpetual Preferred Stock. During 2012, 1,561,144 shares of the Series C Perpetual Preferred Stock was issued as consideration for specific acquisitions and as part of both an initial public offering and a subsequent follow-on offering. As of December 31, 2012, combined liquidation preference of the outstanding Series C Perpetual Preferred shares totaled $39.0 million. By issuing Series C Perpetual Preferred shares to fund a large proportion of the Company’s organic growth and acquisition activities, common shareholders benefitted with minimal dilution as book equity per share grew 169% to $0.70 per share on December 31, 2012 as compared to $0.26 per share on December 31, 2011. Additional cash proceeds of $2.9 million were received during the fourth quarter from the sale of a California wind project marking the Company’s complete exit from the last remaining renewable wind development project.

NEW PROPRIETARY MODULAR ABOVE GROUND TANK SYSTEM

GreenHunter spent a significant amount of time engineering and fabricating a next generation modular above ground MAG Tank™ during fiscal year 2012. The design was built to accommodate heavy fluids in addition to fresh water and was designed using standardized modular steel MAG Panels™ that are configurable in multiple form factors and in virtually unlimited capacities above 11,000 barrels. GreenHunter’s proprietary MAG Tank meets or exceeds industry standards for above ground oilfield fluid storage. In the fourth quarter of 2012, GreenHunter built multiple MAG Panels and deployed a MAG Tank in Louisiana during the first quarter of 2013 to test and prove out the system concept. Following this successful test, GreenHunter is currently working with interested parties to secure a purchase orders for either the sale or lease of multiple MAG Tank systems.

MANAGEMENT COMMENTS

Commenting on GreenHunter Energy’s results released today, Mr. Jonathan D. Hoopes, Interim CEO, President and COO, stated, “During 2012, GreenHunter Water quickly established a leadership position in the Total Water Management Solutions™ space. We are anxious to expand our presence in Appalachia, South Texas, Oklahoma and the Williston Basin via acquisition and organic lease-permit-drill activities planned for this year. GreenHunter Water is proud to offer riverside transloading and bulk storage services and we look forward to adding Frac-Cycle™ water reuse and barge logistics in the near future. With new disposal capacity already in place, we expect 2013 to see significant top line revenue growth which should in-turn expand our EBITDA margins. We are also very excited to be rolling out our new proprietary MAG Tank™ product line as we begin processing and manufacturing our first orders.”

About GreenHunter Water, LLC (a wholly owned subsidiary or GreenHunter Energy, Inc.)

GreenHunter Water, LLC provides Total Water Management Solutions™ in the oilfield. An understanding that there is no single solution to E&P fluids management shapes GreenHunter’s technology-agnostic approach to services. In addition to licensing of and joint ventures with manufacturers of mobile water treatment systems (Frac-CycleTM), GreenHunter Water is expanding capacity of salt water disposal facilities, next-generation modular above-ground storage tanks (MAG Tank™), advanced hauling and fresh water logistics services—including 21st Century tracking technologies (RAMCATTM) that allow Shale producers to optimize the efficiency of their water resource management and planning while complying with emerging regulations and reducing cost.

For a visual animation of the Class II Salt Water Disposal well development and completion technique that is being utilized in GreenHunter Water’s Appalachia, Eagle Ford, Mississippian Lime and Bakken SWD program, navigate to the video by clicking on “Salt Water Disposal Animation” button on the Operations tab at GreenHunterEnergy.com or click here.

Additional information about GreenHunter Water may be found at www.GreenHunterWater.com

Forward-Looking Statements

Any statements in this press release about future expectations and prospects for GreenHunter Energy and its business and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the substantial capital expenditures required to fund its operations, the ability of the Company to implement its business plan, government regulation and competition. GreenHunter Energy undertakes no obligation to update these forward-looking statements in the future.

Non-GAAP Measures: Reconciliation to Standardized Measures

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this release. We believe adjusted EBITDA (as defined by period net loss as adjusted for income tax, interest expense, depreciation expense, impairment of asset value, non-cash stock based compensation and other non cash gains) to be an important measure for evaluating the company’s operational progress and as useful information to investors because it is widely used by professional analysts and investors in evaluating companies in a state of high growth. However, adjusted EBITDA should not be considered as an alternative to the standardized measure as computed under GAAP.

The reconciliation of adjusted EBITDA as compared to GreenHunter Energy’s GAAP net income for fiscal year 2012 is as follows:

EBITDA CALCULATION

	Q4-2012	Year 2012
NET LOSS	(3,063,688)	(17,592,169)
INCOME TAX	5,000	5,000
INTEREST EXPENSE	151,957	973,262
DEPRECIATION EXPENSE	770,621	1,870,809
IMPAIRMENT OF ASSET VALUE	3,000,000	15,873,013
NON-CASH STOCK COMP	2,688,460	4,367,605
OTHER NON CASH GAINS	-228,358	-228,358

EBITDA	3,323,992	5,269,162

# # #

For Further Information Contact:

GreenHunter Energy, Inc.

Jonathan D. Hoopes

Interim CEO, President and COO

1048 Texan Trail

Grapevine, TX 76051

Tel: (972) 410-1044

jhoopes@greenhunterenergy.com

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31,
	2012	2011
REVENUES:
Water disposal revenue	$8,810,173	$—
Transportation revenue	6,722,055	—
Storage rental revenue and other	1,537,865	1,105,340

Total revenues	17,070,093	1,105,340

COST OF SERVICES PROVIDED:
Cost of services provided	9,501,438	1,065,154
Project costs	—	3,316
Depreciation and accretion expense	1,870,809	189,656
Loss on impairment of biomass project	15,873,013	—
Stock based compensation	4,367,604	818,272
Selling, general and administrative	5,657,322	3,339,824

Total costs and expenses	37,270,186	5,416,222

OPERATING LOSS	(20,200,093)	(4,310,882)
OTHER INCOME (EXPENSE):
Interest and other income	15,317	461,213
Interest, amortization and other expense	(973,262)	(781,791)
Gain on sale of assets	3,000	—
Gain on settlements of payables	403,011	—
Gain on debt extinguishment	204,501	—
Unrealized gain (loss) on convertible securities	23,857	(185,944)

Total other expense	(323,576)	(506,522)

Net loss before taxes	(20,523,669)	(4,817,404)
Income tax expense	(5,000)	—

Loss from continuing operations	(20,528,669)	(4,817,404)
Gain on disposal of discontinued operations	2,936,500	—

Net Loss	(17,592,169)	(4,817,404)
Preferred stock dividends	(1,926,723)	(679,106)
Deemed dividend on Series A Preferred Stock conversion	923,565	—
Gain on Series B Preferred Stock conversion	(2,573,025)	—

Net loss to common stockholders	$(21,168,352)	$(5,496,510)

Weighted average shares outstanding, basic and diluted	29,082,343	24,669,783

Net loss per share from continuing operations, basic & diluted	$(0.83)	$(0.22)

Net earnings per share from discontinued operations, basic & diluted	$.10	$—

Net loss per share, basic & diluted	$(0.73)	$(0.22)

SELECTED BALANCE SHEET DATA

	December 31,
	2012	2011
Cash and cash equivalents	1,765,642	84,823
Total current assets	8,457,532	570,991
Net fixed assets	41,410,231	20,892,668
Total assets	52,855,226	23,166,080
Total current liabilities	19,605,885	14,272,630
Total long-term liabilities	10,139,289	2,076,119
Total stockholders’ equity	23,110,052	6,817,331